CareView Communications, Inc., 10-K
EXHIBIT 21.00

SUBSIDIARIES OF THE REGISTRANT

•	CareView Communications, Inc., a Texas corporation ("CareView-TX"), a wholly owned subsidiary
•	CareView Operations, LLC, a Nevada limited liability company ("CareView Operations"), a wholly owned subsidiary
•	CareView-Hillcrest, LLC, a Wisconsin limited liability company ("CareView-Hillcrest"), a variable interest entity
•	CareView-Saline, LLC, a Wisconsin limited liability company ("CareView-Saline"), a variable interest entity